Oriental Culture Holding LTD Issuer Free Writing Prospectus Dated December 9, 2019 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Dated November 12, 2019 Registration Statement No. 333 - 234654 Sole Book Running Manager

Oriental Culture Holding LTD Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements” . In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “ expects, ” “ plans,”“ intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the art trading and online collectibles markets in China, the prospects of our listing service, transaction service and marketing service businesses of collectibles and artworks as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in the registration statement on Form F - 1 (File No . 333 - 234654 ) initially filed with the Securities and Exchange Commission (the “SEC”) on November 12 , 2019 as amended thereafter, for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law . This investor presentation provides basic information about the company and the offering . Because it is only a summary, this document does not cover all the information that should be considered before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements .

Oriental Culture Holding LTD Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of ordinary shares of Oriental Culture Holding LTD (the “ Company ” ), which are being registered on the Registration Statement and should be read together with the preliminary prospectus dated November 12 , 2019 included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1776067 / 000121390019022984 / 0001213900 - 19 - 022984 - index . htm . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact ViewTrade Securities, Inc . , via email : IB@viewtrade . com or standard mail at ViewTrade Securities, Inc . , 7280 W . Palmetto Park Road, Suite 310 , Boca Raton, Florida 33433 , Attn : Prospectus Department, or contact Oriental Culture Holding LTD, via email : IR@dfwhgroup . com .

01 02 03 04 05 COMPANY OVERVIEW CONTENTS 06 COMPANY SERVICES INDUSTRY OVERVIEW INVESTMENT HIGHLIGHTS KEY METRICS & FINANCIAL HIGHLIGHTS PROPOSED OFFERING TERMS ＊ Numbers and amounts reflect approximations

Oriental Culture Holding LTD • We are an online provider of collectibles and artwork e - commerce services, which allow collectors, artists and art dealers and owners to access a much bigger art trading market with a wider range of collectibles and artwork investors • We commenced operations in March 2018. We currently facilitate trading by individual and institutional customers of all kinds of collectibles and artwork and commodities on our leading online platforms owned by our subsidiaries, namely the China International Assets and Equity of Artworks Exchange Limited and HKDAEx Limited • We provide online and offline integrated marketing, storage and technical maintenance service to our customers Company Overview - 1

Company Overview-2

Oriental Culture Holding LTD

- As a comprehensive service company focusing on cultural and art collection market operations and marketing, we provide online and offline supporting services for domestic and international customers through our e-commerce platforms.
- The comprehensive services on our platforms include account opening, art investment education, market information, research, real-time customer support, and artwork warehousing services. Most services are delivered online through our proprietary client software and call center.
- We have achieved substantial growth since our commencement of operations in March 2018.

Number of Active Traders Trading Collectibles and Artwork



38,000
61,000
FY2018
1HFY2019

Number of Transactions Facilitated and Completed (million)



15
33
FY2018
1HFY2019

Total Transaction Value (million in US$)



400
981
FY2018
1HFY2019

Average Transaction Value per Trader (million in US$)



0.01
0.02
FY2018
1HFY2019

1HFY2019: First half of fiscal year 2019 ended June 30, 2019
FY2018: Fiscal year 2018 ended December 31, 2018

Oriental Culture Holding LTD Collectibles and Artworks Listed on Our Platform • Paintings • Stamps • Coins • Postage Seals • Collectible Cards A total of 45 types of collectibles and artworks were listed on our platforms during the six months ended June 30, 2019.

Oriental Culture Holding LTD Corporate Structure

Oriental Culture Holding LTD Senior Leadership

Oriental Culture Holding LTD Independent Directors

Oriental Culture Holding LTD Our Services Offering and Trading of Collectibles and Artwork on Our Platform Our Trading Platform Technology Infrastructure Market Information Provision Investor Education Customer Support

Oriental Culture Holding LTD Listing Process Identification and Evaluation Storage Listing Submit Application The C ompany conducts a preliminary review of the application and related documents. After passing company review, the listing products will be reviewed and appraised by a third - party firm. The customers submit the application for listing their collectibles and artworks on our platform After appraisal and reviewing, a customer will sign the relevant listing documents and meet the listing criteria The C ompany will make the announcement on the platform and list the product on our platform

Oriental Culture Holding LTD Customer Transaction Process (Deposit & Withdrawal) A customer can link his or her personal bank account to his or her trading deposit account, which is an independent depository account under his/her trading account. We can monitor their trading activities and account balances in real time through the exchange’s information system. Deposit Customers submit relevant information through official websites and open trading accounts after our review. Account Opening Trading Customers can freely withdraw funds from their accounts so long as the minimum deposit requirements for their trading positions are met. Withdrawal

Oriental Culture Holding LTD Customer Transaction Process (Physical Settlement) Member Customers can apply for delivery or voluntarily deposit the collection in a cooperative third - party storage company System Application Warehouse Delivery Settlement Pick up the goods from the relevant storage company

Oriental Culture Holding LTD Our Growth Strategy Strengthen our brand and market position Introduce new collectibles and artwork products Explore small and mini - account business Selectively explore acquisition opportunities Continue to attract, cultivate and retain talent We plan to further strengthen our branding efforts so that more people will learn about online collectibles and artwork tradi ng, and our services and reputation. We are also committed to becoming a major driving force for higher industry standards in ter ms of research, services and employee professional qualifications. We believe this will expand the customer base of our industry , a s well as strengthen our market leading position. We plan to further expand our product offerings to other collectibles and artwork trading products such as calligraphy, sculp tur es (other than jade), crafts, jewelry, metal ware, ceramics, and antique furniture. We may also seek to diversify from trading - orie nted products and to venture into wealth management advisory services in the future. These are accounts with minimum deposit requirements as low as RMB10 and sometimes with a cap (e.g., RMB1,000) on total amount invested. We intend to utilize the mobile internet to acquire a large number of “long - tail” customers with relatively low cost and to provide most services in an automated manner, thus achieving economies of scale. We may consider acquiring peer firms with distinctive advantages complementary to ours in order to strengthen our market position. We will selectively and cautiously explore acquisition opportunities, with a view to diversify and enhance our over all business profile as well as to create synergies and generate financial returns. We plan to continue to attract and retain highly skilled personnel, particularly the technology and research professionals, a nd further strengthen our corporate culture by continuing to invest in employee training and other professional development programs.

Oriental Culture Holding LTD Sales and Marketing

Oriental Culture Holding LTD • The art e - commerce market is highly competitive - There were over 60 active art e - commerce platforms operating nationwide in China and over 20 active trading service providers in Hong Kong as of June 30, 2019 • Many traditional art galleries and auction houses may provide platforms for trading collectibles or artworks Competition • Our platform mainly focuses on collectibles such as stamps and coins which have a broader acceptance among the general public, while some of our competitors’ platforms offer artworks requiring more professional appreciation, which restricts customer groups • Certain of our competitors that operate stamp and coin online forums use the traditional forum posting model, while we operate a proprietary technology platform and provide comprehensive customer services • Some of our competitors may not guarantee authenticity of the collectibles or artworks, while all collectibles or artworks sold on our platform have been authoritatively certified by a third - party appraisal company to ensure the quality of our collection Trading Model Differentiates Us from Our Competitors Competition

Oriental Culture Holding LTD Industry Overview - 1 • China’s e - commerce continued to grow in 2018 and has ranked the first in global online retail market. The national e - commerce transaction volume reached RMB 31.63 trillion yuan (approximately $4.62 trillion) in 2018, an increase of 8.5% year - on - year. • On many mainstream e - commerce platforms, cultural products such as arts and crafts have been actively traded, and art e - commerce is continuously growing. Online trading has become a major trend of the global collectible and art trade. As a comprehensive ser vic e company focusing on cultural and art collection market operations and marketing, we seize current development opportunities a nd provide online and offline supporting services for domestic and international customers through our e - commerce platforms. Source: “E - commerce in China 2018” released by Ministry of Commerce of People’s Republic of China ; National Bureau of Statistics of China

Oriental Culture Holding LTD Industry Overview - 2 Sales in the Major Art Markets 2008 - 2018 Source: China Post Group Corporation The Average Circulation Volume for New Stamps Issued by the China Post Group Corporation 1990 to 2019 Source: “The Art Market 2019” released by Art Basel and UBS in March 2019

Oriental Culture Holding LTD Investment Highlights Investment Highlights Becoming a Market Leader with Strong Brand Recognition Our total transaction value reached approximately $400 million in FY2018 and $981 million in 1HFY2019 Comprehensive and Interactive Customer Services By the various customer data accessible through our CRM system, our team is able to provide tailored and informed services to our customers and enhance their experience Substantial Growth Our net revenue increased from $0 as of March 2018 to $5.4 million for the year ended December 31, 2018 and $7.9 million for the six months ended June 30, 2019 (unaudited) Experienced Management Team Our founders and members of our senior management team have significant experience in financial service and information technology industries, and possess valuable know - how in collectibles and artwork trading services Our Mission is to Build a Complete Art Business E - Commerce Service Chain to Serve the Industry 1HFY2019: First half of fiscal year 2019 ended June 30, 2019 FY2018: Fiscal year 2018 ended December 31, 2018

Oriental Culture Holding LTD Key Metrics 10% 37% 52% 1% 1HFY2019 ＊ Operating Revenues Breakdown 0.28 0.77 0.00 0.10 0.20 0.30 0.40 0.50 0.60 0.70 0.80 0.90 FY2018 1HFY2019 Listing services fees (US$ million) 1.26 2.94 0.00 0.50 1.00 1.50 2.00 2.50 3.00 3.50 FY2018 1HFY2019 Transaction fees (US$ million) 3.76 4.11 3.50 3.60 3.70 3.80 3.90 4.00 4.10 4.20 FY2018 1HFY2019 Marketing service fees (US$ million) 5% 23% 70% 2% FY2018 ＊＊ Operating Revenues Breakdown Listing services fees Transaction fees Marketing service fees Other revenues ＊ First half of fiscal year 2019 ended June 30, 2019 (unaudited) ＊＊ Fiscal year 2018 ended December 31 0.092 0.091 0.000 0.020 0.040 0.060 0.080 0.100 FY2018 1HFY2019 Other Revenues (US$ million)

Oriental Culture Holding LTD Financial Highlights • FY2018: fiscal year 2018 ended December 31, 2018 • 1HFY2019: first half of fiscal year 2019 ended June 30, 2019 (unaudited) 0.15 0.33 FY2018 1HFY2019 USD $7.9 Million • Revenue was $5.4 million and $7.9 million in FY2018 and 1HFY2019, respectively; • Income from Operations was $2.7 million and $6.4 million in FY2018 and 1HFY2019, respectively; • EPS was $0.15 and $0.33 in FY2018 and 1HFY2019, respectively. 1H19 Revenue $0.33 1HFY2019 EPS EPS Operating Revenue (US$ Million) 5.35 7.85 0.00 1.00 2.00 3.00 4.00 5.00 6.00 7.00 8.00 9.00 FY2018 1HFY2019 2.67 6.41 0.00 1.00 2.00 3.00 4.00 5.00 6.00 7.00 FY2018 1HFY2019 Income from Operations (US$ Million)

Oriental Culture Holding LTD Proposed Offering Terms Issuer Oriental Culture Holding LTD Securities Ordinary Shares Pre - Offering Shares Outstanding 21,700,000 Number of Shares Offered 2,500,000 * Post - Offering Shares Outstanding 24,200,000 * Offering Price per Share $4.00 Gross Proceeds $10,000,000 * Estimated Use of Net Proceeds 1. Invest in information technology infrastructure and proprietary software ($4 million) 2. Development of our new businesses including trading services business on the online platform under HKDAEx Limited ($3 million) 3. Promote our brand and services and general corporate purposes ($0.7 million) Underwriter ViewTrade Securities, Inc. • All items stated herein are proposed terms. ＊ Assumes no exercise of the underwriters’ over - allotment option to purchase up to 375,000 additional ordinary shares.

Oriental Culture Holding LTD

Company:
Lijia Ni, CFO
Oriental Culture Holding LTD
IR@dfwhgroup.com
+86 25 85766891

Underwriter:
Douglas Aguililla
ViewTrade Securities, Inc.
dougagui@viewtrade.com

Investor Relations:
Janice Wang
EverGreen CQ Consulting Inc.
IR@changqingconsulting.com
+1-949-468-7078
+86 13811768559


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